Exhibit 99.1

FOR IMMEDIATE RELEASE

March 14, 2012 For Further Information, Contact: Chris A. Karkenny Chief Financial Officer 949.639.4990

26220 Enterprise Court

Lake Forest, California 92630

Tel 949.639.2000

APRIA HEALTHCARE BUSINESS UNITS TO

OPERATE MORE AUTONOMOUSLY

Daniel J. Starck Named CEO of Respiratory and Home Medical Equipment Unit

Daniel E. Greenleaf Promoted to CEO of Specialty Infusion Services Unit

LAKE FOREST, CA…March 14, 2012…Apria Healthcare Group Inc. today announced that it intends to operate its two business units more autonomously and, accordingly, has appointed separate Chief Executive Officers (“CEOs”) for each.

On April 16, 2012, Daniel J. Starck will join the Company as CEO of Apria Healthcare, Inc. (“AHI”), the Company’s respiratory therapy/home medical equipment operating unit, and Daniel E. Greenleaf, who served in a dual role as AHI’s Chief Operating Officer and Coram, Inc.’s President and Chief Operating Officer for the past 16 months, will become CEO of the Company’s Coram, Inc. (“Coram”) Specialty Infusion Services operating unit.

Norman C. Payson, MD, will continue to serve as CEO and Executive Chairman of Apria Healthcare Group Inc., the parent company of both operating units, and provide strategic oversight to both. Mr. Starck and Mr. Greenleaf will report to Dr. Payson.

For the past five years, Mr. Starck served as Chief Executive Officer of CorVel Corporation (NASDAQ:CRVL), an Orange County, California-based, national provider of industry-leading workers’ compensation solutions for employers, third party administrators, insurance companies and government agencies seeking to control costs and promote positive outcomes. Mr. Starck joined CorVel in 2006 as President and Chief Operating Officer after serving Apria Healthcare and a predecessor company in a series of progressively more responsible operations roles from 1992 to 2006.

“We are very pleased that Dan Starck will join Apria Healthcare as CEO for the respiratory therapy/home medical equipment operating unit,” said Dr. Payson. “He has a proven track record of success not only in the homecare industry, but also in his more recent role as CEO of a public company operating in another competitive segment of the healthcare industry. Dan’s leadership at his current employer contributed to that company’s growth in both revenue and earnings per share. With his extensive multi-site experience, and keen understanding of the challenges facing Apria, Dan will be able to contribute to improving our operating performance immediately and in the years ahead.”

A graduate of San Diego State University, Mr. Starck lives in Coto de Caza, California. He will be based at Apria Healthcare’s corporate office in Lake Forest, California.

Mr. Greenleaf, as CEO of Coram, will be responsible for leading the rapidly-growing specialty infusion services operating unit. Since Mr. Greenleaf joined Apria as President of Coram in April 2008, Coram has achieved double-digit compounded annual revenue growth and high patient and customer satisfaction ratings.

Regarding Mr. Greenleaf’s appointment as CEO of Coram, Dr. Payson said, “In his recent combined role, Dan Greenleaf continued to lead our Coram division to achieve significant revenue growth in 2011 even though he had the additional responsibility of the respiratory therapy division. Dan’s passion, expertise in home healthcare and tireless commitment is important to our success in the rapidly growing infusion segment. We are very appreciative of his contributions to both business units and his serving double duty for nearly a year and a half.”

Dr. Payson added, “Given the large size of both of Apria’s operating units now and the distinct opportunities that lie ahead for each, the operating units will work more autonomously in the future. Our goal is to enable the management teams of both operating units to unlock the value of their respective organizations over the long term. In that regard, we contemplate adding additional management resources to each operating unit in a decentralized manner. With Dan Greenleaf at the helm of Coram, Inc. and Dan Starck leading Apria’s respiratory/home medical equipment business, I am confident that both organizations will benefit from their energy and focus. We also expect to continue to capitalize on realizable synergies in patient care programs designed to serve the segment of the population who have chronic, acute or terminal conditions and are best-served in the home setting.”

**********************************************************************************************************

Through its Apria Healthcare, Inc. and Coram, Inc. operating divisions, Apria Healthcare Group Inc. provides home respiratory therapy, home medical equipment and specialty home infusion therapy through approximately 540 locations serving patients in all 50 states. With over $2 billion in annual net revenues, Apria is one of the nation’s largest and leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

###

4